File No. 70-9123
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                            FORM U-1
                  _____________________________
               POST - EFFECTIVE    AMENDMENT NO. 3
                               To
                     APPLICATION-DECLARATION
                              Under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                  _____________________________



    Entergy Corporation                  Entergy Power, Inc.
    639 Loyola Avenue                    20 Greenway Plaza
    New Orleans, LA 70113                Suite 1025
                                         Houston, TX 77046

    Entergy Enterprises, Inc.            Entergy Global Power
    20 Greenway Plaza                    Operations Corporation
    Suite 1025                           20 Greenway Plaza
    Houston, TX 77046                    Suite 1025
                                         Houston, TX 77046

    Entergy Nuclear, Inc.                Entergy Operations
    1340 Echelon Parkway                 Services, Inc.
    Jackson, MS 39213                    110 James Parkway West
                                         Suite 110
                                         St. Rose, LA 70087

               Entergy Power Operations U.S., Inc.
                        20 Greenway Plaza
                          Suite 1025
                        Houston, TX 77046


            (Names of companies filing this statement
          and addresses of principal executive offices)
                  ____________________________

                       Entergy Corporation

        (Name of top registered holding company parent of each applicant or declarant)

                  _____________________________


                        Steven C. McNeal
                  Vice President and Treasurer
                       Entergy Corporation
                        639 Loyola Avenue
                      New Orleans, LA 70113


           (Names and addresses of agents for service)
                  _____________________________

         The Commission is also requested to send copies of any communications in connection with this matter to:


                        Steven C. McNeal
                  Vice President and Treasurer
                     Entergy Services, Inc.
                        639 Loyola Avenue
                      New Orleans, LA 70113


                      Mark W. Hoffman, Esq.
                     Entergy Services, Inc.
                        639 Loyola Avenue
                      New Orleans, LA 70113


                      Kent R. Foster, Esq.
                         Vice President
                     Entergy Services, Inc.
                          P.O. Box 8082
                      Little Rock, AR 72203


Item 1.   Description of Proposed Transactions

     Entergy Corporation ("Entergy"), a Delaware corporation which is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its wholly-owned subsidiaries Entergy Enterprises, Inc., Entergy Power, Inc., Entergy Nuclear, Inc., Entergy Operations Services, Inc., Entergy Global Power Operations Corporation and Entergy Power Operations U.S., Inc. (Entergy and such other subsidiaries, collectively, the "Applicants"), hereby request a supplemental order of the Securities and Exchange Commission (the "Commission") under the Act, to the extent not exempt from Commission approval under the Act, or otherwise permitted or authorized under the Act pursuant to Commission rule, regulation or order, to extend through December 31, 2005, the following existing authorizations granted pursuant to the initial order of the Commission in this File, dated June 22, 1999 (the "June 1999 Order"), which are currently effective through December 31, 20021: (1) for Entergy to acquire, directly or indirectly, the securities of one or more companies (collectively, the "New Subsidiaries") organized for purposes of performing certain service and development activities and/or for purposes of acquiring (including financing or refinancing an acquisition), owning and holding the securities of (i) "exempt wholesale generators" ("EWGs"), as defined in Section 32(a) of the Act,
(ii) "foreign utility companies" ("FUCOs"), as defined in Section 33(a) of the Act (EWGs and FUCOs are sometimes collectively referred to as "Exempt Projects"), (iii) "exempt telecommunications companies" ("ETCs"), as defined in Section 34(a) of the Act, (iv) other subsidiary companies (including "O&M Subs", as hereinafter defined) that are authorized or permitted by rule, regulation or order of the Commission under the Act to engage in other businesses ("Authorized Subsidiary Companies")2,
(v) other New Subsidiaries and/or (vi) "energy-related companies", as defined in Rule 58 under the Act ("Energy-related Companies") (New Subsidiaries, Exempt Projects, ETCs, Authorized Subsidiary Companies and Energy-related Companies are collectively referred to herein as "Non-utility Companies"); (2) for Entergy to acquire, directly or indirectly, the securities of one or more subsidiaries ("O&M Subs") organized for the purpose of providing operations and maintenance services to non-associate companies and associate Non-utility Companies; (3) for Non-utility Companies to issue and sell securities to Entergy, to other Non-utility Companies and/or to non-associate companies for the purpose of financing (or refinancing) investments in Non-utility Companies3; and (4) for certain related transactions, all as more particularly described herein.

I.

Proposed Transactions

     A.   Organization of New Subsidiaries, O&M Subs and Related
          Transactions

     Pursuant to the June 1999 Order, Entergy is currently authorized, through December 31, 2002, to, directly or indirectly, acquire the securities of New Subsidiaries. To facilitate its investments in FUCOs, EWGs and other Non-utility Companies, and to provide Entergy with additional flexibility to structure (and restructure) its investments in Non-utility Companies, Entergy proposes that its authorization to create New Subsidiaries be extended through December 31, 2005. As set forth in the June 1999 Order, New Subsidiaries may be direct or indirect subsidiary companies used to acquire, hold and/or finance the acquisition of, the securities of one or more Exempt Projects, ETCs, Energy-related Companies, other New Subsidiaries, O&M Subs and/or Authorized Subsidiary Companies, or to raise debt or equity capital for purposes described herein. New Subsidiaries may also perform Development Activities, Administrative Services and/or Consulting Services, as described further below. To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy requests authority for New Subsidiaries to engage in the activities described herein.

     A New Subsidiary may be organized, among other things, (1) in order to facilitate the making of bids or proposals to develop or acquire an interest in any EWG, FUCO or another Non-utility Company; (2) after the award of such a bid proposal, in order to facilitate closing on the purchase or financing of an EWG, FUCO or another Non-utility Company; (3) at any time subsequent to the consummation of an acquisition of an interest in an EWG, FUCO or another Non-utility Company in order, among other things, to effect an adjustment in the respective ownership interests in such business held by Entergy and non-affiliated investors; (4) to facilitate the sale of ownership interests in one or more EWGs, FUCOs or other Non-utility Companies; (5) to comply with applicable laws of foreign jurisdictions limiting or otherwise relating to the ownership of domestic companies by foreign nationals; (6) as a part of tax planning in order to limit Entergy's exposure to U.S. and foreign taxes; (7) to further insulate Entergy, its domestic regulated public utility companies, and its other regulated businesses from operational or other business risks associated with investments in Non-utility Companies; or (8) for other lawful business purposes.

     Investments in New Subsidiaries may take the form of any combination of the following: (1) purchases of capital shares, partnership interests, member interests in limited liability companies, trust certificates or other forms of equity interests (collectively, "Equity Securities"); (2) capital contributions;
(3) open account advances without interest; (4) loans; and (5) Guarantees issued, provided or arranged in respect of the securities or other obligations of the New Subsidiaries (as authorized by supplemental order of the Commission, dated August 21, 2000 (HCAR No. 27216) in this File). Funds for any direct or indirect investment by Entergy in any New Subsidiary will be derived from (1) the issue and sale by Entergy of common stock, preferred stock and, directly or indirectly, through one or more special purpose financing subsidiaries, unsecured long-term indebtedness and other forms of preferred or equity-linked securities, pursuant to order of the Commission, dated April 3, 2001 (HCAR No. 27371) (the "April 2001 Order"); (2) the issue and sale of common stock in connection with Entergy's Divided Reinvestment and Stock Purchase Plan, pursuant to orders of the Commission dated March 25, 1997 (HCAR No. 26693) and December 15, 2000 (HCAR No. 27300); (3) the issue and sale of short term debt, pursuant to the order of the Commission dated February 26, 1997 (HCAR No. 26674) and the April 2001 Order; (4) any appropriate future debt or equity securities issuance authorization obtained by Entergy from the Commission; and (5) other available cash resources. To the extent that Entergy provides funds to a New Subsidiary which are used for the purpose of making an investment in an Exempt Project or an Energy-related Company, the amount of such funds would be included in Entergy's "aggregate investment" in such entities, as calculated in accordance with Rule 53 or Rule 58, as applicable.

     Entergy may determine from time to time to consolidate or otherwise reorganize all or any part of its direct and indirect ownership interests in Non-utility Companies and/or New Subsidiaries through which it may hold investments in Non-utility Companies, and activities and functions related to such investments, under one or more New Subsidiaries. To effect any such consolidation or other reorganization, Entergy could, among other things, directly or indirectly contribute to a New Subsidiary all of the outstanding Equity Securities of one or more Non-utility Companies (including a New Subsidiary) or sell the Equity Securities of one or more Non-utility Companies to a New Subsidiary. Alternatively, a Non-utility Company could dividend the securities of one or more Non-utility Companies (including a New Subsidiary) to a New Subsidiary.

     To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy hereby requests a continuation of its existing authorization under the Act to consolidate or otherwise reorganize, under one or more New Subsidiaries, Entergy's ownership interests in one or more Non-utility Companies the acquisition of the securities of which is exempt from Commission approval under the Act. As indicated above, such transactions may take the form of such Non-utility Companies selling, contributing or transferring such ownership interests in the form of a dividend to New Subsidiaries, and New Subsidiaries acquiring, directly or indirectly, the Equity Securities of such Non-utility Companies. Each such transaction would be effected in compliance with all applicable state or foreign laws and accounting requirements, and any sale transaction would be effected for a consideration equal to the book value of the Equity Securities of the Non-utility Company being sold. Entergy will report on the completion of each such transaction in the next quarterly certificate filed pursuant to Rule 24 in this File, as described below. Entergy further requests that the Commission reserve jurisdiction over consolidations or other reorganizations of Entergy's direct or indirect ownership interests in any Non-utility Companies, the acquisition of the securities of which is not exempt from the Act or authorized by the Commission under the Act, pending completion of the record.

     In addition, Entergy hereby requests authorization to extend (from December 31, 2002 to December 31, 2005) the period through which it may, directly or indirectly, organize and acquire the Equity Securities of O&M Subs. Subsequent to such organization, investments in O&M Subs may take the form of (1) additional purchases of Equity Securities; (2) capital contributions or open account advances without interest; (3) loans; (4) Guarantees of the securities or other obligations of an O&M Sub (as authorized by supplemental order of the Commission, dated August 21, 2000 (HCAR No. 27216) in this File); or (5) any combination of the foregoing. O&M Subs are direct or indirect special purpose subsidiary companies of Entergy offering various operations and maintenance services (hereinafter "O&M Services") to or for the benefit of developers, owners and operators of domestic and foreign power projects and other electric utility systems or facilities, including projects that Entergy may develop on its own (through an associate Non-utility Company) or in collaboration with third parties. O&M Services would continue to include, but not be limited to, development, engineering, design, construction and construction management, pre-operational startup, testing, and commissioning, long-term operations and maintenance, fuel procurement, management and supervision, technical and training, administrative support, market analysis, consulting, coordination and any other managerial, technical, administrative or consulting services required in connection with the business of owning or operating facilities used for the generation, transmission or distribution of electric energy (including related facilities for the production, conversion, sale or distribution of thermal energy) or coordinating their operations in the power market.4 An O&M Sub may also lease all or a portion of the facilities with respect to which it is providing O&M Services. However, an O&M Sub will not undertake to enter into such leases without further approval of the Commission if, as a result thereof, such O&M Sub would become a "public-utility company" as defined in the Act.

     To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, any initial investments in the Equity Securities of New Subsidiaries or O&M Subs would not exceed an aggregate amount of $750 million (excluding any initial investments in the Equity Securities of New Subsidiaries and O&M Subs made under the 1999 Order) (the "Aggregate Authorization").

     Pursuant to the June 1999 Order, New Subsidiaries and O&M Subs (as well as other Non-Utility Companies) are authorized, from time to time, (i) to provide other Non-Utility Companies with administrative services, (ii) to provide consulting services to other Non-Utility Companies and to non-associate companies, and (iii) to engage in development activities (as further defined in the June 1999 Order, collectively, "Other Services"). In addition, Non-Utility Companies are authorized, from time to time, to provide such "Other Services" to Non-Utility Companies on a basis other than "at cost" and O&M Subs are authorized, from time to time, to provide O&M Services to Non-Utility Companies on a basis other than "at cost", subject, in either case, to certain conditions set forth in the June 1999 Order. Entergy proposes that Non-Utility Companies continue to provide "Other Services"
     to Non-Utility Companies and/or non-associate companies, as applicable, and that Non-Utility Companies and O&M Subs continue to provide Other Services and/or O&M Services, as applicable, to Non-Utility Companies on a basis other than "at cost", subject to the terms and conditions set forth in the June 1999 Order.

     B.   Issuance of Securities.

     To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy also requests an extension of its existing authorization for Non-utility Companies to issue and/or sell securities (collectively, "Other Securities") to Entergy, to other Non-utility Companies or to non-associate companies, including banks, insurance companies, and other financial institutions.5 Entergy proposes that Other Securities be issued and sold by Non-utility Companies to Entergy, to other Non-utility Companies or to non-associate companies pursuant to the authorization requested herein in one or more transactions from time to time through December 31, 2005.

     Loans by Entergy or a Non-utility Company to a Non-utility Company generally would have interest rates and maturity dates that are designed to parallel the lending company's effective cost of capital, in accordance with Rule 52(b). However, in the limited circumstances where the Non-utility Company effecting the borrowing is not wholly-owned by Entergy, directly or indirectly, authority is requested under the Act for Entergy or a Non-utility Company to make such loans to such subsidiaries at interest rates and maturities designed to provide a return to the lending company of not less than its effective cost of capital. If such loans are made to a Non-utility Company (including, without limitation, a New Subsidiary or an O&M Sub), such Non-utility Company will not provide any services to any associate Non-utility Company except a company which meets one of the conditions for the rendering of services on a basis other than "at cost", as described in the June 1999 Order.6 Furthermore, in the event any such loans are made, Entergy will include in the next certificate filed pursuant to Rule 24 in this File substantially the same information as that required on Form U-6B-2 with respect to such transaction. In addition, the outstanding principal amount of any such loans will be included in the $750 million Aggregate Authorization requested herein (excluding the outstanding principal amount of any such loans made pursuant to the June 1999 Order).

     Similarly, with respect to any issuance and sale by Non-utility Companies of Other Securities to other Non-utility Companies, to non-associate companies or to Entergy, the outstanding principal amount of such Other Securities would be included in the $750 million Aggregate Authorization (excluding the outstanding principal amount of any Other Securities issued under the June 1999 Order). In addition, Entergy would report periodically to the Commission pursuant to Rule 24 under the Act concerning the issuance and sale of such Other Securities to the same extent that such reporting is required by Rule 52(c).7

     The net proceeds from the issuance and sale of Other Securities would be used for general corporate purposes, including without limitation (1) for loans to and/or equity investments in Non-utility Companies; (2) for the repayment, refinancing or redemption of outstanding securities of Entergy or Non-utility Companies originally issued for purposes of acquiring interests in Non-utility Companies or providing funds for the authorized or permitted business activities of such companies; and (3) for working capital or other cash requirements of Non-utility Companies, provided that such net proceeds will only be applied to finance activities that are exempt under the Act or are otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, and provided further, that at the time of issuance of any Other Securities authorized by the Commission herein that are recourse to Entergy, directly or indirectly, the proceeds of which are to be used to invest in any Exempt Project, Entergy will be in compliance with Rule 53 (as modified by order of the Commission, dated June 13, 2000 (HCAR No. 27184).8

     Entergy represents and agrees that no System operating company will incur any indebtedness, extend any credit, or sell or pledge its assets, directly or indirectly, to or for the benefit of any Non-utility Company, and that any Other Securities that may be issued by a Non-utility Company, and any Guarantees that may be issued by Entergy or a Non-utility Company, will not be recourse to any System operating company.

     C.   Payment of Dividends.

     To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy requests authorization under Section 12(c) of the Act and Rule 46 thereunder to extend (from December 31, 2002 to December 31,
2005), the period through which Non-utility Companies (including without limitation Varibus Oil and Gas LLC (formerly, Varibus Corporation), GSG&T, Inc., Southern Gulf Railway Company and Prudential Oil and Gas LLC (formerly Prudential Oil and Gas, Inc.), each of which is a direct, wholly-owned subsidiary of Entergy Gulf States) may, from time to time, declare and pay dividends to their respective immediate parent companies out of capital or unearned surplus (to the extent permitted under applicable corporate law and any applicable financing agreement which restricts distributions to shareholders).

     The payment by Non-utility Companies of dividends out of capital or unearned surplus will not contravene the intent of
Section 12(c) of the Act. Permitting the use of distributable cash to pay dividends ultimately to Entergy will benefit the Entergy System by enabling Entergy to reduce or refinance outstanding borrowings and fund operations of Entergy System companies. The payment of dividends out of capital or unearned surplus will not be detrimental to the financial integrity of the Entergy System or jeopardize the working capital any of the Excepted Companies (including any public-utility subsidiary company of Entergy) since the original source of such dividends would be distributable cash derived exclusively from Entergy's investments in Non-utility Companies.

II.  Compliance With Rules 53 and 54.

     Entergy hereby represents that, pursuant to Rule 54 under the Act, all of the criteria of
Rule 53(a) and (b) are satisfied. For purposes of Rule 53(a)(1), Entergy's aggregate investment in Exempt Projects of March 31, 2002 (approximately $1.74 billion) was approximately 48.81% of Entergy's consolidated retained earnings as of March 31, 2002. Furthermore, Entergy has complied, and will continue to comply, with the record keeping requirements of Rule 53(a)(2), with the limitation in Rule 53(a)(3) on the use of Entergy's System operating company personnel in rendering services to Exempt Projects, and with the requirements of Rule 53(a)(4) concerning the submission of certain filings and reports under the Act to retail regulatory commissions. Finally, none of the circumstances described in Rule 53(b) has occurred.

Item 2.        Fees, Commissions and Expenses.

     The fees, commissions and expenses expected to be paid or incurred, directly or indirectly, in connection with the proposed transactions are estimated to be approximately $12,000, consisting of $5,000 estimated for legal fees and $7,000 estimated for fees of Entergy Services, Inc.

Item 3.        Applicable Statutory Provisions.

     The proposed formation of New Subsidiaries and O&M Subs may be subject to Sections 6(a), 7, 9(a) and 10 of the Act. The proposed provision of O&M Services by O&M Subs may be subject to Sections 9(a) and 10 of the Act. The proposed issuance and sale by Non-utility Companies (other than Exempt Projects) and the proposed acquisition by Entergy or Non-utility Companies (other than Exempt Projects) of Other Securities may be subject to Sections 6(a), 7 , 9(a), 10 and 12(b) of the Act and Rules 42 and 45 thereunder. The proposed dividend payments by Non-utility Companies (other than Exempt Projects) to their direct parents out of capital or unearned surplus may be subject to Section 12(c) of the Act and Rule 46 thereunder. The proposed performance of Other Services by Non-Utility Companies (other than Exempt Projects) may be subject to Sections 9(a), 10 and 13(b) of the Act and Rules 83, 87, 90 and 91 thereunder.

     To the extent that the proposed transactions are considered by the Commission to require authorization, approval or exemption under any Section of the Act or rule thereunder, other than those specifically referred to above, request for such authorization, approval or exemption is hereby made.



Item 4.        Regulatory Approval.

     No state or federal commission, other than the Commission has jurisdiction over the transactions proposed herein.

Item 5.        Procedure.

      Entergy respectfully requests that the Commission issue its order granting and permitting this Application-Declaration to become effective as soon as practicable, but in any event, no later than August 31, 2002.

     Entergy hereby (i) waives a recommended decision by a hearing officer or any other responsible officer of the Commission, (ii) agrees that the Division of Investment Management may assist in the preparation of the decision of the Commission, and (iii) requests that there be no waiting period between the issuance of the order of the Commission and the day on which such order is to become effective.

     Entergy proposes to continue to provide the Commission, on a quarterly basis within 60 days after the end of each calendar quarter, a report pursuant to Rule 24, which shall continue to include the following: (1) balance sheets and income statements of Entergy for the three, six, or nine month period then ended;
(2) all payments of dividends out of capital or unearned surplus during the quarter; (3) information concerning the nature and extent of Administrative Services, Consulting Services and O&M Services provided by Entergy Enterprises and other Non-utility Companies during the quarter, identifying the customer company, the service and the charge, and stating whether the charge was computed at cost, market or pursuant to another method, which shall be specified; (4) information concerning the formation and capitalization of any New Subsidiaries during the quarter; (5) information concerning the formation and capitalization of any O&M Subs during the quarter; (6) information concerning the completion during the quarter of any consolidation or other reorganization of Entergy's ownership interests in Non-utility Companies and the organizational structure of Entergy's Non-utility Companies as of the end of such quarter; (7) information concerning any loans made by Entergy or Non-utility Companies to associate Non-utility Companies during the quarter that are not exempt under Rule 52(b), to the same extent such reporting is required by Rule 52(c); (8) information concerning the issuance of any Other Securities by Non-utility Companies during the quarter, to the same extent that such reporting is required by Rule 52(c); and (9) information concerning any Charter Amendments during the quarter.

Item 6.        Exhibits and Financial Statements.

     (a)  Exhibits:

          A    -    Not applicable

          B    -    Not applicable

          C    -    Not applicable

          D    -    Not applicable

          E    -    Not applicable

          F    -    Opinion(s) of Counsel (to be filed by
                      amendment)

          G    -    Proposed Form of Notice

     (b)  Financial Statements:

          Financial Statements of Entergy Corporation and of Entergy Corporation and subsidiaries, consolidated, included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (filed in File No. 1-11299) and incorporated herein by reference).

          Except as reflected in the Financial Statements, no material changes, not in the ordinary course of business have taken place since March 31, 2002.

Item 7.        Information as to Environmental Effects.

     The proposed transactions do not involve any major Federal action significantly affecting the quality of the human environment. No Federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transactions.
                           SIGNATURES

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                              ENTERGY CORPORATION
                              ENTERGY ENTERPRISES, INC.
                              ENTERGY NUCLEAR, INC.
                              ENTERGY OPERATIONS SERVICES, INC.
                              ENTERGY GLOBAL POWER OPERATIONS
                                CORPORATION
                              ENTERGY POWER OPERATIONS U.S.,INC.



                              By:  /s/ Steven C. McNeal
                                 Steven C. McNeal
                                 Vice President and Treasurer




                              ENTERGY POWER, INC.



                              By: /s/ Steven C. McNeal
                                 Steven C. McNeal
                                 Treasurer





Dated:  June 21, 2002


_______________________________
1 See Entergy Corporation et al., Holding Company Act Release ("HCAR") No. 27039 (June 22, 1999).
2  The Authorized Subsidiary Companies currently consist of
   Entergy Enterprises, Inc.; Entergy Power, Inc.; Entergy
   Nuclear, Inc.; Entergy Nuclear Operations, Inc.; Entergy Operations Services, Inc.; Entergy Global Power Operations Corporation; Entergy Power Operations U.S., Inc.; Entergy Nuclear Fuels Company; Entergy Shaw, LLC; EN Services, LP and Gulf South Pipeline, LP.
3 The June 1999 Order authorized Entergy and its Non-Utility Companies to engage in such financing transactions, as well as to issue guarantees or provide other forms of credit enhancement (collectively, "Guarantees") to or for the benefit of Non-Utility Companies, in an aggregate amount (together with the amount of any initial investments in the Equity Securities, as hereinafter defined, of New Subsidiaries and O&M Subs) not to exceed $750 million through December 31, 2002. By supplemental order of the Commission, dated August
   21, 2000 (HCAR No. 27216) in this File, Entergy and its Non-Utility Companies were subsequently authorized to issue Guarantees to, or for the benefit of Non-Utility Companies, from time to time through December 31, 2005, in an aggregate principal not to exceed $2 billion at any one time outstanding. Accordingly, Applicants do not seek a renewal of such Guaranty authority at this time.
4 Except for consulting services that may be required in connection with the business of owning or operating such facilities or coordinating their operations in power markets, O&M Subs will not otherwise be engaged in the provision of "consulting services" (as that term is defined in the June
   1999 Order) to associate and non-associate companies.
5 Issuances of securities generally are not subject to prior Commission approval under the Act pursuant to Rule 52(b), provided that the conditions of the rule are satisfied, including that the interest rate and maturity date of debt securities that are issued to associate companies are designed to parallel the effective cost of capital of the lending company. Under certain circumstances, however, it may be desirable for Entergy or a Non-utility Company to make a loan to a Non-utility Company at a rate of interest or with a maturity that does not provide a return equivalent to the lending company's cost of capital.
6 As set forth above, pursuant to the June 1999 Order, Non-utility Companies are authorized, from time to time, to provide "Other Services" (as defined in the June 1999 Order) to Non-utility Companies on a basis other than "at cost" and O&M Subs are authorized, from time to time, to provide O&M Services to Non-utility Companies on a basis other than "at cost," subject in either case to certain conditions set forth in the June 1999 Order.
7 If an Entergy-related Company issues Other Securities, it will also report such issuance to the Commission as required under Form U-9C-3.
   8 In addition, to the extent such action is not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy requests that Non-utility Companies be permitted to modify the terms of their charters or other governing documents ("Charter Amendments") as necessary to effectuate the issuance of Other Securities. Entergy would describe the general terms of any Charter Amendment in the next quarterly certificate filed with the Commission pursuant to Rule 24 in this File.